Exhibit 10.2

June 25, 2015

Mark E. Brody

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 600

Boca Raton, FL 33486

Re:Interim Chief Financial Officer Offer Letter

Dear Mark:

On behalf of Vince Holding Corp. (the “Company”), we are pleased to offer you this letter agreement (this “Agreement”), which sets forth all of the terms and conditions of your employment as Interim Chief Financial Officer and Treasurer of the Company.

1.

Term of Employment.  Your employment with the Company under this Agreement will commence on July 6, 2015.  Your employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason).

2.

Title and Reporting.  During the term of your employment with the Company under this Agreement, you will serve as the Interim Chief Financial Officer and Treasurer of the Company and you will report directly to the Chief Executive Officer of the Company.  During your term of employment with the Company, you will also serve as the Interim Chief Financial Officer and Treasurer of Vince Intermediate Holding LLC and Vince LLC, for which you will receive no additional compensation.

3.

Duties and Responsibilities. You will have the duties and responsibilities that are normally associated with the position described above and such additional executive responsibilities as may be reasonably prescribed by the Chief Executive Officer or the Board of Directors of the Company from time to time that are not materially inconsistent with your position.  During your period of employment, you will devote substantially all of your business time, energy and efforts to your obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent you from (i) participating in charitable, civic, educational, professional, community or industry affairs, and (ii) managing your passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business conflict.

4.

Base Salary.  During your employment with the Company, you will receive a monthly base salary at a rate of $62,804.17 per month (prorated for any partial month), payable in accordance with the Company’s regular payroll policies.  Your base salary will be subject to review by the Board of Directors of the Company from time to time, provided that your base salary may never be decreased from the base salary then in effect without your prior consent.

5.

Employee Benefits.  You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, medical, dental, vision, retirement and disability and life insurance) of the Company in effect during your employment that are generally available to the senior management of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

6.

Business Expenses.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, you will be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses (including reasonable coach-class travel accommodations, hotel accommodations, automobile rental, cell phone and meals) incurred and paid by you during the period of your employment with the Company and in connection with the performance of your duties to the Company.  In addition, during the period of your employment with the Company, the Company will reimburse you, in accordance with the Company’s expense reimbursement policy, and on a tax grossed-up basis, for the reasonable cost of roundtrip airfare between your home and the Company’s principal offices and the reasonable cost of temporary housing near the Company’s New York City office.  Any such reimbursements shall be made on a monthly basis, provided however, that for purposes of complying with Section 409A of the Internal Revenue Code (“Section 409A”), and to the extent that such reimbursements (including any tax gross-ups) or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements shall be made on or prior to the last day of the calendar year following the calendar year in which such expenses are incurred by you, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any calendar year shall in any way affect your expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (D) any tax gross-up payments hereunder shall be paid no later than the end of calendar year following the calendar year in which you remit the related taxes.

7.

No Assignments. This Agreement is personal to each of the parties hereto, and no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto.

8.

Withholding Taxes.  The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.

Governing Law.  The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

10.

Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

* * * * * * * *

On behalf of the Company, we are pleased to offer you this role and the compensation package set forth in this Agreement.  We look forward to you joining our team.

Very truly yours,

VINCE HOLDING CORP.

By:/s/ Jill Granoff

Name:Jill Granoff

Title: Chief Executive Officer

Accepted:

Dated:  June 25, 2015/s/ Mark E. Brody

Mark E. Brody